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                                                                  EXHIBIT D(XXI)

                       THE ENTERPRISE GROUP OF FUNDS, INC.
                            FUND MANAGER'S AGREEMENT

         THIS AGREEMENT, made the ___ day of ________ 2000, is among THE ENTERPRISE GROUP OF FUNDS, INC. (the "Fund"), a Maryland corporation, ENTERPRISE CAPITAL MANAGEMENT, INC., a Georgia corporation (hereinafter referred to as the "Adviser"), and NICHOLAS-APPLEGATE CAPITAL MANAGEMENT, a California limited partnership (hereinafter referred to as the "Fund Manager").

BACKGROUND INFORMATION

         (A) The Adviser has entered into an Investment Adviser's Agreement with the Fund ("Investment Adviser's Agreement"). Pursuant to the Investment Adviser's Agreement, the Adviser has agreed to render investment advisory and certain other management services to all of the Portfolios of the Fund, and the Fund has agreed to employ the Adviser to render such services and to pay to the Adviser certain fees therefore. The Investment Adviser's Agreement recognizes that the Adviser may enter into agreements with other investment advisers who will serve as Fund Managers to the Portfolios of the Fund.

         (B) The parties hereto wish to enter into an agreement (the "Agreement") whereby the Fund Manager will provide to portfolios of the Fund set forth in Exhibit A (the "Portfolios") securities investment advisory services for the Portfolios, subject to requisite approvals under the Investment Company Act of 1940. The Fund, the Adviser, and the Fund Manager are registered under the 1940 Act.

WITNESSETH THAT:

         In consideration of the mutual covenants herein contained, the Fund, Adviser and the Fund Manager agree as follows:

         (1) The Fund and Adviser hereby employ the Fund Manager to render certain investment advisory services to the Portfolios, as set forth herein. The Fund Manager hereby accepts such employment and agrees to perform such services on the terms herein set forth, and for the compensation herein provided.

         (2) The Fund Manager shall furnish the Portfolios advice with respect to the investment and reinvestment of the assets of the Portfolios, or such portion of the assets of the Fund as the Adviser shall specify from time to time, in accordance with the investment objectives, restrictions and limitations of the Portfolios, as set forth in the Fund's most recent Registration Statement.

         (3) The Fund Manager shall perform a monthly reconciliation of the Portfolio to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

         (4) The Fund Manager shall for all purposes herein be deemed to be an independent contractor. The Fund Manager has no authority to act for or represent the Fund or the Portfolios in any way except to direct securities transactions for the Portfolios pursuant to their investment advice hereunder. The Fund Manager is not an agent of the Fund or the Portfolios.


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         (5)      Unless otherwise notified in writing, Nicholas-Applegate will vote all proxies and take any other actions relating to the securities in the account including exercise of rights and acceptance of tender offers, etc. subject to any investment guidelines provided by the client.

         (6) It is understood that the Fund Manager does not, by this Agreement, undertake to assume or pay any costs or expenses of the Fund or the Portfolios.

         (6)(a) The Adviser agrees to pay as compensation to the Fund Manager as set forth in Exhibit A for its services to be furnished under this Agreement, with respect to each calendar month after the effective date of this Agreement, on the twentieth (20th) day after the close of each calendar month.

         (6)(b) The payment of all fees provided for hereunder shall be prorated and reduced for sums payable for a period less than a full month in the event of termination of this Agreement on a day that is not the end of a calendar month.

         (6)(c) For the purposes of this Paragraph 6, the daily closing net asset values of the Portfolios shall be computed in the manner specified in the Registration Statement for the computation of the value of such net assets in connection with the determination of the net asset value of the shares of the respective Portfolios.

         (7) The services of the Fund Manager hereunder are not to be deemed to be exclusive, and the Fund Manager is free to render services to others and to engage in other activities so long as its services hereunder are not impaired thereby. Without in any way relieving the Fund Manager of its responsibilities hereunder, it is agreed that the Fund Manager may employ others to furnish factual information, economic advice and/or research, and investment recommendations, upon which its investment advice and service is furnished hereunder. The Fund Manager may, from time to time hereafter, act as investment adviser to one or more other investment companies and fiduciary or other managed accounts, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by the Fund Manager which have available funds for investment, the available securities will be allocated in a manner believed by the Fund Manager to be equitable to each company or account.

         (8) In the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or reckless disregard of its obligations and duties hereunder, the Fund Manager shall not be liable to the Fund, the Portfolios or the Adviser or to any shareholder or shareholders of the Fund, the Portfolios or the Adviser for any mistake of judgment, act or omission in the course of, or connected with, the services to be rendered by the Fund Manager hereunder.

         (9) The Fund Manager will take reasonable steps to prevent the investment professionals of the Fund Manager who are responsible for investing assets of each of the Portfolios from taking, at any time, a short position in any shares of any holdings of any Portfolios of the Fund for any accounts in which such individuals have a beneficial interest, excluding short positions, including without limitation, short against-the-box positions, effected for tax reasons, short positions held by investment companies in which the investment professional may hold a beneficial interest, and short positions of other investment products over which the investment professional has no investment control. The Fund Manager also will cooperate with the Fund in adopting a written policy prohibiting insider trading with respect to the Portfolios transactions insofar as such transactions may relate to the Fund Manager.


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         (10)     In connection with the management of the investment and
reinvestment of the assets of the Portfolios, the Fund Manager is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolios, and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to such purchases and sales of Portfolio securities for the Portfolios. Subject to this primary requirement, and maintaining as its first consideration the benefits for the Portfolios and its shareholders, the Fund Manager shall have the right, subject to the approval of the Board of Directors of the Fund and of the Adviser, to follow a policy of selecting brokers and dealers who furnish statistical research and other services to the Fund, the Portfolios, the Adviser, or the Fund Manager and, subject to the Conduct Rules of the National Association of Securities Dealers, Inc., to select brokers and dealers who sell shares of Portfolios.

         (11) The Fund may terminate this Agreement as to any or all of the Portfolios by sixty (60) days written notice to the Adviser and the Fund Manager at any time, without the payment of any penalty, by vote of the Fund's Board of Directors, or by vote of a majority of its outstanding voting securities of the applicable Portfolio(s). The Adviser may terminate this Agreement by sixty (60) days' written notice to the Fund Manager and the Fund Manager may terminate this Agreement by sixty (60) days written notice to the Adviser, without the payment of any penalty. This Agreement shall immediately terminate in the event of its assignment, unless an order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignment from the provision of
Section 15 (a) of the Investment Company Act of 1940, in which event this Agreement shall remain in full force and effect.

         (12) Subject to prior termination as provided above, this Agreement shall continue in force from the date of execution until _________________, 2002 and from year to year thereafter if its continuance after said date: (1) is specifically approved on or before said date and at least annually thereafter by vote of the Board of Directors of the Fund, including a majority of those Directors who are not parties to this Agreement of interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund, and (2) is specifically approved at least annually by the vote of a majority of Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         (13) The Adviser shall indemnify and hold harmless the Fund Manager, its officers and directors and each person, if any, who controls the Fund Manager within the meaning of Section 15 of the Securities Act of 1933 (any and all such persons shall be referred to as "Indemnified Party"), against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith), arising from the Indemnified Party's performance or non-performance of any duties under this Agreement. However, in no case (i) is this indemnity to be deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Fund Manager's Agreement or (ii) is the Adviser to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Manager or such controlling persons.

         The Fund Manager shall indemnify and hold harmless the Adviser and each of its directors and officers and each person if any who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933, against any loss, liability, claim, damage or expense described in the foregoing


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indemnity, but only with respect to the Fund Manager's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Fund Manager's Agreement. In case any action shall be brought against the Adviser or any person so indemnified, in respect of which indemnity may be sought against the Fund Manager, the Fund Manager shall have the rights and duties given to the Adviser, and the Adviser and each person so indemnified shall have the rights and duties given to the Fund Manager by the provisions of subsection (i) and
(ii) of this section.

         (14) Except as otherwise provided in paragraph 13 hereof and as may be required under applicable federal law, this Fund Manager's Agreement shall be governed by the laws of the State of Georgia.

         (15) The Fund Manager agrees to notify the parties within a reasonable period of time regarding a change in its General Partner(s).

         (16) The terms "vote of a majority of the outstanding voting securities," "assignment" and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

         (17) Unless otherwise permitted, all notices, instructions and advice with respect to security transactions or other matters contemplated by this Agreement shall be deemed duly given when received in writing:

by the Fund Manager:      Nicholas-Applegate Capital Management
                          600 West Broadway, 29th Floor
                          San Diego, CA  92101
                          Fax: (619) 687-8091
                          Attn: Director, Portfolios Service/Marketing
                          Copy to: Charles H. Field, Deputy General Counsel

by the Adviser:           Enterprise Capital Management, Inc.
                          3343 Peachtree Road NE, Suite 450
                          Atlanta, GA 30326 1022

by the Fund:              The Enterprise Group of Funds, Inc.
                          c/o Enterprise Capital Management, Inc.
                          3343 Peachtree Road NE, Suite 450
                          Atlanta, GA 30326 1022

         (18) If any provision of this Agreement shall be held or made invalid by a count decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

         (19) The Fund hereby consents to the reasonable use of its name in marketing materials developed and distributed by or on behalf of Fund Manager. In addition, it is understood that the name "Nicholas-Applegate" or the name of any of its affiliates, or any derivative associated with those names, are the valuable property of the Fund Manager and its affiliates and that the Fund and/or the Fund's distributor have the right to use such name(s) or derivative(s) in offering materials and sales literature of the Fund so long as this Agreement is in effect. Upon termination of the Agreement, the Fund shall forthwith cease to use such name(s) or derivative(s).


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         (20)     The Fund has received from Fund Manager and reviewed the
disclosure statement or "brochure" required to be delivered pursuant to Rule 204-3 of the Act (the "Brochure"), which Brochure was received and reviewed by the Fund more than 48 hours prior to entering into this Agreement.

         (21) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original; and all of which, when taken together, shall constitute one and the same agreement.

         (22) This Agreement constitutes the entire agreement between the Fund Manager, the Fund and the Fund relating to the Portfolios.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunder duly affixed and attested, as of the date first above written.

                                          THE ENTERPRISE GROUP OF FUNDS, INC.
(SEAL)


------------------------------------      -----------------------------------------------
ATTEST: CATHERINE R. MCCLELLAN            By: VICTOR UGOLYN
        Secretary                         Chairman, President and Chief Executive Officer


                                          ENTERPRISE CAPITAL MANAGEMENT, INC.
(SEAL)


------------------------------------      -----------------------------------------------
ATTEST: CATHERINE R. MCCLELLAN            By: VICTOR UGOLYN
        Secretary                         Chairman, President and Chief Executive Officer


                                          NICHOLAS-APPLEGATE CAPITAL MANAGEMENT
(SEAL)


------------------------------------      -----------------------------------------------
ATTEST: Cheral A. Jones                   By: E. BLAKE MOORE, JR.
        Contracts Manager                 General Counsel


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                                    EXHIBIT A


          NAME OF FUND                                                           FEE
          ------------                                                           ---
                                                          .6875% on the first $50 million; .6250% thereafter
Enterprise Emerging Countries

                                                          .5375% on the first $50 million; .50% on the next $450 million;
Enterprise International Core Growth                      .45% on the next $500; .425% thereafter

                                                          .5375% on the first $50 million; .50% on the next $450 million;
Enterprise Worldwide Growth                               .45% on the next $500; .425% thereafter

                                                          .4125% on the first $50 million; .3725% on the next $450
Enterprise Convertible Securities                         million; .3375% on the next $500 million; .325% thereafter

                                                          .4125% on the first $50 million; .375% on the next $450 million;
Enterprise Large-Cap                                      .3375% on the next $500 million; .325% thereafter

                                                          .4375% on the first $50 million; .375% on the next $450 million;
Enterprise Mid-Cap Growth                                 .3375% on the next $500 million; .325% thereafter

                                                          .60% on the first $50 million; .50% on the next $450 million;
Enterprise Global Health Care                             .45% on the next $500 million; .425% thereafter


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